Exhibit 4.2
DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
Authorized Capitalization
The total amount of our authorized capital stock consists of 2,750,000,000 shares of Class A common stock, par value $0.0001 per share, 10,000,000 shares of Class V common stock, par value $0.0001 per share, and 275,000,000 shares of preferred stock, par value $0.0001 per share.
The following summary describes the material provisions of our capital stock. Because it is only a summary, it may not contain all the information that is important to an investor in our securities. Defined terms used and not defined herein shall have the meaning ascribed to such terms in our Annual Report on Form 10-K.
Common Stock
Class A Common Stock
Voting rights. Each holder of Class A common stock is entitled to one (1) vote for each share of Class A common stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Certificate of Incorporation, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any preferred stock, the holders of Class A common stock will not be entitled to vote on any amendment to our Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) or pursuant to the Delaware General Corporation Law (the “DGCL”).
Dividend rights. Subject to the rights of holders of preferred stock, if any, holders of shares of Class A common stock and Class V common stock are entitled to receive ratably, on a per share basis, dividends and other distributions in cash, stock or property as may be declared and paid from time to time by our Board out of any of our assets legally available therefor; provided that in the event a dividend is paid in the form of shares of Class A common stock or Class V common stock (or rights to acquire such shares), then the holders of Class A common stock will receive shares of Class A common stock (or rights to acquire such shares, as the case may be) and the holders of Class V common stock will receive shares of Class V common stock (or rights to acquire such shares, as the case may be), with the holders of shares of Class A common stock and Class V common stock receiving, on a per share basis, the same number of shares of Class A common stock or Class V common stock, as applicable.
Rights upon liquidation. Subject to the rights of holders of preferred stock, if any, holders of shares of Class A common stock and Class V common stock are entitled to receive ratably the assets and funds available for distribution in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class V common stock, each voting separately as a class.
Other rights. No holder of shares of Class A common stock is entitled to preemptive or subscription rights contained in the Certificate of Incorporation or in the Bylaws. There are no redemption or sinking fund provisions applicable to our Class A common stock. The rights, preferences and privileges of holders of our Class A common stock are subject to those of the holders of any shares of preferred stock that we may issue in the future.
Class V Common Stock
Issuance of Class V Common Stock. Shares of Class V common stock may be issued only to, and registered in the name of, Andrew Dudum, our Chief Executive Officer (“CEO”) and any entities wholly-owned (directly or indirectly) by our CEO, or any trust for the benefit of our CEO, or of which our CEO is a trustee or has sole or shared voting power such that our CEO has Voting Control (as defined in the Certificate of Incorporation) over the shares held therein; provided that, in each case, our CEO has sole dispositive power and the exclusive right to direct the voting of all of the shares of our Class V common stock held by such entity and the transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to our CEO (collectively, “Permitted Class V Owners”).
Voting rights. Each holder of Class V common stock is entitled to 175 votes for each share of Class V common stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Certificate of Incorporation, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any preferred stock, the holders of Class V common stock will not be entitled to vote on any amendment to our Certificate of Incorporation that relates solely to the terms of one or more outstanding series of our preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation (including any certificate of designation relating to any series of our preferred stock) or pursuant to the DGCL.
Dividend rights. Subject to the rights of holders of preferred stock, if any, holders of shares of Class A common stock and Class V common stock are entitled to receive ratably, on a per share basis, dividends and other distributions in cash, stock or property as may be declared and paid from time to time by our Board out of any of our assets legally available therefor; provided that in the event a dividend is paid in the form of shares of our Class A common stock or Class V common stock (or rights to acquire such shares), then the holders of our Class A common stock will receive shares of Class A common stock (or rights to acquire such shares, as the case may be) and the holders of our Class V common stock will receive shares of Class V common stock (or rights to acquire such shares, as the case may be), with the holders of shares of Class A common stock and Class V common stock receiving, on a per share basis, the same number of shares of our Class A common stock or Class V common stock, as applicable.
Rights upon liquidation. Subject to the rights of holders of preferred stock, if any, holders of shares of Class A common stock and Class V common stock are entitled to receive ratably the assets and funds available for distribution in the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class V common stock, each voting separately as a class.
Transfers. Pursuant to the Certificate of Incorporation, holders of Class V common stock are generally restricted from transferring such shares, other than to a Permitted Class V Owner or in connection with a divorce or domestic relations order or decree.
Mandatory Conversion. Each share of Class V common stock will be (1) automatically converted into an equal number of fully paid and nonassessable shares of Class A common stock upon any Transfer (as defined in the Certificate of Incorporation) of such shares of Class V common stock, except for a Permitted Transfer (as defined in the Certificate of Incorporation) and (2) subject to conversion into an equal number of fully paid and nonassessable shares of Class A common stock at the determination of our Board one year after the date (the “Termination Anniversary Date”) that both of the following conditions apply: (a) the earliest to occur of (i) our CEO’s employment as such being terminated for cause or due to death or permanent disability and (ii) our CEO resigns (other than for good reason) as such and (b) either (i) our CEO no longer serves as a member of our Board or (ii) our CEO serves as a member of our Board, but his service to our Board is not his primary business occupation. In the event that our CEO is reinstated as such or is reelected or reappointed to serve as a member of our Board prior to the Termination Anniversary Date (each, a “Reset Event”), then the shares of Class V common stock will not be converted pursuant to clause (2) unless and until the one-year anniversary of the date that both of the foregoing conditions are subsequently met; provided that in the event of a subsequent Reset Event, the next Termination Anniversary Date will extend until the one-year anniversary of the date that both of the foregoing conditions are subsequently met without a Reset Event occurring prior to such anniversary.
Other rights. No holder of shares of Class V common stock is entitled to preemptive or subscription rights contained in the Certificate of Incorporation or in the Bylaws. There are no redemption or sinking fund provisions applicable to our Class V common stock. The rights, preferences and privileges of holders of our Class V common stock are subject to those of the holders of any shares of our preferred stock that we may issue in the future.
Preferred Stock
Our Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of Class A common stock, restricting dividends on our capital stock, diluting the voting power of our Class A common stock and/or Class V common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control.
Election of Directors and Vacancies
Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of directors of our Board may be fixed solely and exclusively by resolution duly adopted from time to time by our Board. Under the Bylaws, at all meetings of stockholders called for the election of directors, a majority of the votes properly cast is sufficient to elect such directors to our Board.
Following the date on which shares of Class V common stock shall be converted into shares of Class A common stock in accordance with the “sunset” provision set forth in the Certificate of Incorporation, the directors on our

Board shall become divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively.
Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of preferred stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on our Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.
Subject to the rights, if any, of any series of preferred stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of not less than two-thirds of our outstanding voting stock entitled to vote at an election of directors, voting together as a single class.
Notwithstanding the foregoing, any director elected pursuant to the right, if any, of the holders of preferred stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the preferred stock.
Quorum
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by our Board in its sole discretion, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation or Bylaws; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of our capital stock issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by our Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. If, however, such quorum will not be present or represented at any meeting of the stockholders, (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which apply so long as our Class A common stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our Class A common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.
Dual Class Stock

As described above in “—Common Stock—Class A Common Stock—Voting Rights” and “—Common Stock—Class V Common Stock—Voting Rights,” our Certificate of Incorporation provides for a dual class common stock structure, which provides our CEO with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of outstanding Class A and Class V common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of us or our assets.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of our stockholders, for any purpose or purposes, may be called only by a majority of our Board, the Chairman of our Board or our CEO. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.
The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of our Board or of any committee thereof may be taken without a meeting, if all members of our Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of our Board or committee.
In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Certificate of Incorporation provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power of all the then outstanding shares of our stock entitled to vote thereon and the affirmative vote of at least 66-2/3% of the outstanding shares of each class entitled to vote thereon as a class:
•the provisions prohibiting stockholder actions without a meeting, from and after the time that our CEO or his affiliates or permitted transferees beneficially own less than a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote at an annual or special meeting duly noticed and called in accordance with the Certificate of Incorporation;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding removal of directors;
•the provisions regarding the limited liability and indemnification of our directors;
•the provisions regarding the selection of exclusive forum;
•the provisions regarding the waiver of corporate opportunity doctrine; and
•the provisions regarding the election not to be governed by Section 203 of the DGCL.
The Bylaws may be amended or repealed (A) by the affirmative vote of a majority of our Board or (B) without the approval of our Board, by the affirmative vote of the holders of 66-2/3% of our outstanding voting stock entitled to vote on such amendment or repeal, voting as a single class, provided that if our Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, then such amendment or repeal shall only require the affirmative vote of the majority in voting power of our stock entitled to vote on such amendment, alteration or repeal.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
(1)the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;
(2)the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or
(3)the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Under the Certificate of Incorporation, we opted out of Section 203 of the DGCL and therefore are not subject to Section 203. However, the Certificate of Incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
The Certificate of Incorporation provides that any person whose ownership of shares in excess of the 15% limitation set forth therein is the result of any action taken solely by us (provided, that such person shall be an “interested stockholder” if such thereafter such person acquires additional shares of voting stock, except as a result of further corporate actions not caused by such person) does not constitute an “interested stockholder” for purposes of this provision.
Classified Board and Stockholder Action by Written Consent
For so long as the shares of Class V common stock held by our CEO and his affiliates and permitted transferees continue to remain outstanding, the Certificate of Incorporation provides that our Board will not be classified into three classes of directors. Following the date on which all shares of Class V common stock “sunset” and convert into shares of Class A common stock on a one-for-one basis, our Board will be classified into three classes of directors, each of which will hold office for a three-year term. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us at a time when there is a classified board as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
Under the Certificate of Incorporation, our stockholders are permitted to take action by written consent in lieu of a meeting for so long as our CEO and his affiliates and permitted transferees beneficially own a majority of the voting power of the then-outstanding shares of our capital stock. After the ownership of our CEO and his affiliates and permitted transferees fall below this threshold, stockholders will be required to take action at an annual or special meeting of our stockholders. Once in effect, this provision may have the effect of delaying or preventing hostile stockholder action designed to effect a change in control.
Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors, officers and other employees party to such an agreement, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, officer, employee or agent of ours or any of our subsidiaries or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges, judgments, fines, amounts paid in settlement and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 30 days (or 10 days in any action brought by the indemnitee for indemnification under the indemnification agreement) of such request all reasonable fees, expenses, charges and other costs that such director, officer or other employee party to such an agreement incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors, officers or other employees may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Exclusive Jurisdiction of Certain Actions
The Certificate of Incorporation requires, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, that derivative actions brought in our name, actions against current or former directors, officers, employees and agents for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws and actions asserting a claim against us governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and any stockholder will be deemed to have consented to such provision. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
In addition, the Certificate of Incorporation requires that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act. Notwithstanding the foregoing, the provisions of Article XII of the Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.
Transfer Agent
The transfer agent for our Class A common stock is Broadridge Corporate Issuer Solutions, Inc.
Listing of Common Stock
Our Class A common stock is listed on the NYSE under the symbol “HIMS”.